EXHIBIT 99.1

FOR IMMEDIATE RELEASE April 10, 2023 F&M Bank Corp. OTCQX: FMBM	FOR MORE INFORMATION, CONTACT Lisa F. Campbell | EVP | Chief Financial Officer 540-896-1705 fmbankva.com

THE BOARD OF DIRECTORS OF F&M BANK CORP. APPOINTS
MIKE WILKERSON AS CHIEF EXECUTIVE OFFICER AND
BARTON BLACK AS PRESIDENT OF F&M BANK CORP. AND F&M BANK

The appointments come as former President and CEO Mark Hanna leaves the Bank and steps down as a member of the Company’s Board of Directors.

Timberville, VA / April 10, 2023 . . . Michael Pugh, chairman of the board of F&M Bank Corp. (the “Company”) (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or “the Bank”), today announced that Mike Wilkerson has been appointed chief executive officer of the Company and F&M Bank, and Barton Black has been appointed president of the Company and F&M Bank. The appointments are effective immediately. Mr. Wilkerson and Mr. Black succeed Mark C. Hanna, who is leaving F&M Bank and stepping down as a member of the Company’s board of directors.

On the announcement, Pugh said, “We are grateful to Mark for his contributions and service to F&M Bank over the past five years. Mark, Mike, and Barton have worked closely together, and we believe the time is right for this transition.

“Mike Wilkerson, with over 40 years of experience in the banking industry, and Barton Black, with over 30 years, will serve the Bank well as we forge a strong and exciting future of service to local individuals and businesses,” Pugh continued. “They, along with the rest of senior leadership, comprise a robust, dedicated, and experienced management team that will build on our strong foundation and drive our continued success.

“The Bank is fortunate to have a talented group of leaders who call the Shenandoah Valley home,” Pugh added. Our executive management team includes Chief Development Officer Paul Eberly, Chief Financial Officer Lisa Campbell, President of Mortgage Kevin Russell, Chief Human Resources Officer Melody Emswiler, Chief Experience Officer Charles Driest, and Chief Credit Officer Jason Withers.”

Mike Wilkerson most recently served as chief lending officer and chief strategy officer for the Company as an executive vice president. Prior to that role he served as the Northern Shenandoah Valley market executive. He has experience in commercial banking, retail banking, private banking, and dealer financial services, and has served in senior-level strategic leadership positions.

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Wilkerson said, “I appreciate the confidence the Board is placing in me to lead the Bank. I am excited to work with this talented team as we continue F&M Bank’s mission of creating value for our customers and building a brighter future for our community.”

Barton Black most recently served as an executive vice president for the Company as chief operating officer. Prior to that, he served as chief strategy and risk officer. He has senior-level leadership experience in finance, risk, credit, strategy, and operations.

“F&M Bank has a strong history that reaches back 115 years,” Black said, “Our goal is to build on that history, to keep the Bank a strong choice for customers today, and to turn around one day and know that these are our best years – years of growth, service, and making a difference. It is an honor to have this opportunity.”

In closing, Wilkerson said, “We appreciate our customers choosing us to meet their financial needs, our shareholders showing their trust by investing in us, and our employees for bringing their knowledge, experience, and belief in us to work each day. As we move forward, thank you in advance for continuing to choose us, trust us, and work with us. Together, we have a bright and unlimited future.”

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ABOUT US

The Company is an independent, locally owned, financial holding company, offering a wide range of financial services through our subsidiary F&M Bank’s thirteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the city of Winchester, Virginia. The Company also holds F&M Mortgage, a mortgage lending subsidiary, and VSTitle, our title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and F&M Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. The only publicly traded organization based in Rockingham County, the Company’s core values—enthusiasm, flexibility, responsiveness, community, and fun—drive its corporate philanthropy, volunteerism, and local decision-making. With a strong suite of financial products and services, philanthropic efforts totaling over $300,000 annually, and a team dedicated to serving, our responsibility is to provide a bright future right here where we all live, work, and play. Additional information may be found by visiting our website: fmbankva.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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